Exhibit 22

Senior Notes, Issuer and Guarantors

Registered Senior Notes Issued Under	Issuer	Guarantors
1994 Indenture 2012 Indenture 2017 Indenture 2022 Indenture	Eaton Corporation	Eaton, Turlock, B.V., Eaton Capital Unlimited Company, Eaton Domhanda Unlimited Company, Cooper Industries Unlimited Company, Eaton Controls (Luxembourg) S.à r.l., Eaton Technologies (Luxembourg) S.à r.l., Eaton Aerospace LLC, Eaton Filtration LLC, Wright Line LLC, Eaton Aeroquip LLC, Eaton Leasing Corporation, Cooper B-Line, Inc., Cooper Bussmann, LLC, Eaton Electric Holdings LLC, Cooper Crouse-Hinds, LLC, Cooper Power Systems, LLC, Cooper Wiring Devices, Inc.